Exhibit 5.1

Christensen, Moore, Cockrell, Cummings
& Axelberg, P.C.

Dana L. Christensen	145 Commons Loop, Suite 200
Mikel L. Moore	Kalispell, MT 59901
[Also Admitted in Arizona]
Dale R. Cockrell
[Also Admitted in South Dakota
and Colorado]	P.O. Box 7370
Steven E. Cummings	Kalispell, MT 59904-0370
Tracy Axelberg	Office: (406) 751-6000
Sean P. Goicoechea	Fax: (406) 756-6522
Jay T. Johnson
Samantha P. Travis
March 16, 2010
The Board of Directors
Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901
     Re: Legal Opinion Regarding Validity of Securities Offered
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Prospectus Supplement, dated March 16, 2010 (the “Prospectus Supplement”), to a registration statement on Form S-3 (No. 333-154968) (the “Registration Statement”) filed by Glacier Bancorp, Inc. (“Glacier”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the sale by Glacier of 8,949,100 shares of its common stock, $0.01 par value per share (the “Common Stock”), and up to 1,342,365 additional shares of common stock to cover over-allotment, if any (collectively the 10,291,465 aggregate shares of Common Stock are referred to as the “Shares”). The Shares are being offered to the public by Glacier pursuant to an underwriting agreement, dated March 16, 2010 (the “Underwriting Agreement”) entered into by Glacier, D.A. Davidson & Co., Keefe, Bruyette & Woods, Inc., Sandler O’Neill + Partners, L.P. and Stifel, Nicolaus & Company, Inc.
     In connection with this opinion, we have examined the following: (i) Glacier’s Amended and Restated Articles of Incorporation; (ii) Glacier’s Amended and Restated Bylaws; (iii) the Registration Statement; (iv) the Prospectus Supplement; (v) resolutions adopted by the Board of Directors of Glacier relating to the authorization of the transactions contemplated by the Prospectus Supplement and the Underwriting Agreement; (vi) the Underwriting Agreement; and (vii) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Glacier or representations of Glacier contained in the Registration Statement and Underwriting Agreement.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity

Glacier Bancorp, Inc.
March 16, 2010

to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
     Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares have been duly authorized and, when issued and delivered by Glacier against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable shares of the Common Stock.
     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion letter is limited to the application of the laws of the State of Montana and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdictions.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement as having passed upon the validity of the Shares. Additionally, we hereby consent to the incorporation by reference of this opinion into the Registration Statement and the Prospectus Supplement. In giving such consents, we do not thereby admit that we are experts within the meaning of the Act.

Very truly yours, Christensen, Moore, Cockrell, Cummings & Axelberg,P.C.

/s/ Christensen, Moore, Cockrell, Cummings & Axelberg, P.C.